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                                                              EXHIBIT (a)(1)(g)

                                 AMENDMENT NO. 6
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                              AIM INVESTMENT FUNDS

         This Amendment No. 6 to the Agreement and Declaration of Trust of AIM Investment Funds (this "Amendment") amends, effective as of May 24, 2000, the Agreement and Declaration of Trust of AIM Investment Funds dated as of May 7, 1998, as amended (the "Agreement").

         Under Section 9.7 of the Agreement, this Amendment may be executed by a majority of the Trustees of the Trust.

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. Unless defined herein, each capitalized term used in this Amendment shall have the meaning given it in the Agreement.

         2. A new Section 1.2(g) is hereby added to the Agreement to read in full as follows:

                  "(g)     'fund complex' has the meaning specified in
Regulation 14A under the Securities Exchange Act of 1934, as amended from time to time;"

                  With the addition of new Section 1.2(g) above, existing Sections 1.2(g) through 1.2(o) are hereby renumbered as Sections 1.2(h) through 1.2(p), respectively.

         3. The first sentence of Section 4.3 is hereby amended and restated in its entirety to read as follows:

                  "The Trustees shall act by majority vote of those present at a meeting duly called (including a meeting by telephonic or other electronic means, unless the 1940 Act requires that a particular action be taken only at a meeting of the Trustees in person) at which a quorum is present, or by written consent of at least seventy-five percent (75%) of the Trustees without a meeting, provided that the writing or writings are filed with the minutes of proceedings of the Board of Trustees."

         4. A new Section 4.7 is hereby added to the Agreement to read in its entirety as follows:

                  "Section 4.7. Independent or Disinterested Trustee. A Trustee who is not an interested person of the Trust shall be deemed to be independent and disinterested under the Delaware Act and other applicable Delaware law when making any determinations or taking any action as a Trustee. Service by a person as a trustee


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                  or a director of one or more trusts, corporations or other entities of a fund complex shall not be considered in determining whether a trustee is independent or disinterested under the Delaware Act and other applicable Delaware law."

         5. All references in the Agreement to "this Agreement" shall mean the Agreement (including all prior amendments thereto) as amended by this Amendment.

         6. Except as specifically amended by this Amendment, the Agreement (including all prior amendments thereto) is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the undersigned Trustees of the Trust have executed this Amendment as of May 24, 2000.


/s/ C. DEREK ANDERSON                       /s/ FRANK S. BAYLEY
--------------------------                  -------------------------
C. Derek Anderson, Trustee                  Frank S. Bayley, Trustee


/s/ ROBERT H. GRAHAM                        /s/ RUTH H. QUIGLEY
-------------------------                   -------------------------
Robert H. Graham, Trustee                   Ruth H. Quigley, Trustee


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